For Immediate Release

Cash Paid on Behalf of Zelezny Received by Central European Media Enterprises Ltd.

London/Amsterdam/Prague - September 20, 2002 - Central European Media Enterprises Ltd. (CME) (OTC Bulletin Board: CETVF.OB) confirmed the receipt of USD 20.24 million made by MEF Holding on Vladimir Zelezny's behalf. The amount is the second installment on the payment towards the damages and interest CME was awarded by the Amsterdam arbitration tribunal on February 9, 2001 against CME's former partner Vladimir Zelezny. This payment brings the total paid on Zelezny's behalf to USD 28.94 million. Regardless of this payment CET 21 and the Czech state still have substantial obligations to CME.

"CME's 18-month long enforcement efforts against Vladimir Zelezny have finally come to a successful end," said Fred Klinkhammer, CME's President and Chief Executive Officer. "We shall, of course, have to be reimbursed for all costs linked to the enforcement of the Amsterdam Arbitral Award in the Czech Republic and other countries incurred due to Zelezny's obstructions and evasion tactics."

CME continues to pursue CET 21 for wrongful termination of its exclusive arrangement with CNTS. CME also has an outstanding claim of almost $6 million against CET 21 for certain programming.

CME also shall continue to further pursue the Czech Republic to recover the full fair market value of its lost investment in CNTS. CME's total arbitral claim is USD 526.9 million plus interest. The respective arbitration hearing will continue in London on November 11-14, 2002 for the closing arguments of both parties. The evidentiary record was closed on September 13, 2002.

Central European Media Enterprises Ltd. (CME) is a TV broadcasting company with leading stations located in Romania, Slovenia, Slovakia and Ukraine. CME is traded on the Over the Counter Bulletin Board under the ticker symbol "CETVF.OB".

For additional information contact:

United States:	Czech Republic:
Glen Dickson/Mike Smargiassi	Michal Donath
Brainerd Communicators, Inc.	Donath-Burson-Marsteller
212-986-6667	011-420-602-222-128

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